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                                                                     Exhibit 5.1



            [Meitar, Liquornik, Geva & Co., Law Offices Letterhead]


                                 July __, 2000



ViryaNet Ltd.
5 Kiryat Hamada Street
Science Based Industries Campus
P.O. Box 23052, Har Hotzvim
Jerusalem 9 1230
Israel

Dear Sirs or Madams,

                               RE: VIRYANET LTD.
                      REGISTRATION STATEMENT ON FORM F-1

     We have acted as special Israeli counsel for ViryaNet Ltd., an Israeli corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form F-1 (File No. 333-_______) (the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Act"), to be filed with the United States Securities and Exchange Commission (the "SEC") in connection with:

     (i) A proposed underwritten initial public offering of up to ___________ Ordinary Shares, par value NIS 0.1 per share of the company (the "Underwritten Shares"); and

     (ii)  Up to an additional ________________ Ordinary Shares par value NIS
     0.1 per share of the Company (the "Option Shares"), subject to an option contemplated to be granted to the underwriters, Chase Securities Inc., Salomon Smith Barney Inc. and Dain Rauscher Incorporated (the "Underwriters").

The sales of the Underwritten Shares and the Option Shares (together hereinafter referred to as the "Shares") by the Company to the Underwriters are expected to be subject to certain terms and conditions set forth in an Underwriting Agreement contemplated to be entered into by the Company and the Underwriters.

You have asked us to render our opinion as to the matters hereinafter set forth.
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     We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary as a basis for this opinion. In our examination we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that insofar as Israeli law is concerned:

1. The Company is a corporation duly organized and validly existing under the laws of Israel.

2. The Shares to be issued and sold by the Company have been duly authorized and, when issued and sold against payment therefor as describe in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the inclusion in the Registration Statement upon our authority of statements concerning Israeli law included, and the reference to US under the caption "Service and Enforcement of Legal Process" therein.

                                        Very truly yours,



                                        Dan Geva, Adv
                                        Meitar, Liquornik, Geva & Co.